Exhibit 23.5

Consent of Independent Valuation Advisor

We hereby consent to the reference to our name (including under the heading “Experts”) and the description of our role under the heading “Net Asset Value Calculation and Valuation Procedures” in the Registration Statement on Form S-11 of Rodin Income Trust, Inc., and in the prospectus included therein, including all amendments and supplements thereto.

/s/ Robert A. Stanger & Co., Inc
Robert A. Stanger & Co., Inc.

April 16, 2019